Exhibit 99.1

TREX COMPANY ANNOUNCES CEO SUCCESSION PLAN

Bryan Fairbanks to Retire After Nearly 23 Years with TREX; Adam Zambanini Appointed President and Chief Executive Officer

WINCHESTER, Va.—February 24, 2026—Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing products, today announced that Bryan H. Fairbanks, Trex’s President and Chief Executive Officer, will retire from Trex after nearly 23 years with the Company, effective April 28, 2026. The Board of Directors has appointed Adam D. Zambanini, Trex’s current Executive Vice President and Chief Operating Officer, as Trex’s next President and Chief Executive Officer and as a member of the Board, effective April 28, 2026. Following the transition period, Mr. Fairbanks will serve as an outside consultant to the Company.

Mr. Zambanini brings more than 20 years of leadership experience at Trex, most recently serving as Executive Vice President and Chief Operating Officer. Over the course of his tenure, he has held multiple leadership positions, including President of Residential Products and Vice President of Marketing, and has been instrumental in driving Trex’s market growth, product development and operational execution.

James Cline, Chairman of the Board of Directors, said “Bryan has made an immeasurable mark on the organization and embodies Trex’s core qualities – vision, innovation and discipline. In determining a successor, the Board undertook a comprehensive evaluation process, including assessing both internal and external candidates, and Adam was the clear and most capable successor to Bryan. He is a strong leader and brand-builder and his knowledge of Trex’s business, product roadmap, markets and people is unmatched. Adam has been a true partner to Bryan in developing our strategic initiatives and product innovation, which will be an important advantage as he steps into his new role.”

Mr. Zambanini, said, “It is an honor to succeed Bryan, someone who has made an impact on me and so many across Trex. As I assume the role as the Company’s next CEO, I am energized by the opportunity to partner with our dynamic leaders and continue to drive growth and shareholder value. Trex is the undisputed leader in wood-alternative decking and railing and I am confident that Trex will continue to win in our markets and categories, while building on our strong financial profile.”

“After a nearly 23-year career at Trex, including the past six years as CEO, now is the right time to transition leadership to Adam as part of our succession plan,” said Mr. Fairbanks. “I have had the opportunity to work with the best talent in our industry and lead our iconic Trex brand that has shaped the decking industry and delivered above market returns for our investors. Having worked closely with Adam for two decades, I have been impressed with his leadership capabilities and his drive for performance. I take pride in what we have built and move on with confidence in Trex’s future.”

Mr. Cline concluded, “Six years ago, Bryan was announced as CEO and during his tenure he has grown Trex, shown resilience within a challenging industry environment, strategically invested to enhance the Company’s future position and built a world-class team of innovators and operators that have consistently delivered for our channel partners and consumers. On behalf of the Board and the Trex team, we owe Bryan our deepest appreciation and thank him for his continued support to ensure this is a seamless transition for all stakeholders.”

Fourth Quarter and Full Year 2025 Earnings Results

In a separate press release issued today, Trex announced its fourth quarter and full year 2025 financial results. The Company will hold a conference call today, Tuesday, February 24, 2026, at 4:30 p.m. ET.

Bryan H. Fairbanks to Retire After Nearly 23 Years with Trex.

Adam D. Zambanini Appointed President and Chief Executive Officer.

About Adam Zambanini

Mr. Zambanini has served as our Executive Vice President and Chief Operating Officer since October 25, 2023. He previously served as President of Trex Residential Products between July 2018 and October 2023. Mr. Zambanini served as Vice President, Marketing between January 2011 and July 2018, and he served in a number of other roles at the Company between September 2005 and December 2010. Prior to joining Trex, Mr. Zambanini held marketing and market development roles at Rubbermaid Commercial Products, where he most recently served as Product Manager, and began his professional career as a project engineer at Flambeau Inc. Mr. Zambanini received a Bachelor of Science degree in mechanical engineering from Penn State University and a Master of Business Administration degree from Averett University.

About Trex Company, Inc.

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented, and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high-performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, deck lighting, outdoor kitchen components, fencing, pergolas, spiral stairs, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s

Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

^2021-2026 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts

Lynn Morgen/Casey Kotary
ADVISIRY Partners
212-750-5800

Forward-Looking Statements

Statements contained in this press release that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The forward-looking statements in this press release include expectations with respect to executive transition dates, among other items. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of the Company’s control. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.